Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eton Pharmaceuticals, Inc. of our report dated March 18, 2025 on the balance sheet of Eton Pharmaceuticals, Inc. as of December 31, 2024 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2024, appearing in the Annual Report on Form 10-K of Eton Pharmaceuticals, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP

Oakbrook Terrace, Illinois
March 6, 2026